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                                                                     EXHIBIT 5.1

Netcom Systems, Inc.
20550 Nordhoff Street
Chatsworth, CA 91311

        Re:     Registration Statement on Form S-1

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on May 14, 1999, (as such may be amended or supplemented, the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of shares of Common Stock of Netcom Systems, Inc. with a maximum aggregate offering price of $86,250,000 (the "Shares"). The Shares to be offered by the Company are to be sold to the underwriters as described in such Registration Statement for the sale to the public or issued to the Representatives of the underwriters. As your counsel in connection with the transaction, we have examined the proceedings proposed to be taken in connection with said sale and issuance of the Shares.

        It is our opinion that, upon approval by the pricing committee duly authorized by the Company's Board of Directors, the Shares when issued and sold in the manner referred to in the Registration Statement will be legally and validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part hereof, and any amendment thereto.


                                       Very truly yours,

                                       WILSON SONSINI GOODRIGH & ROSATI
                                       Professional Corporation

                                       /s/ WILSON SONSINI GOODRICH & ROSATI